CARMAX REPORTS THIRD QUARTER FISCAL YEAR 2025 RESULTS
Achieved over 50% earnings growth driven by gains across the business

Richmond, Va., December 19, 2024 – CarMax, Inc. (NYSE:KMX) today reported results for the third quarter ended November 30, 2024.

Third Quarter Highlights:(1)

•Retail used unit sales increased 5.4% and comparable store used unit sales increased 4.3%; wholesale units increased 6.3%.

•Total gross profit of $677.6 million increased 10.6% driven by unit volumes and strong unit margin performance.
◦Gross profit per retail used unit of $2,306, in line with the prior year’s third quarter
◦Gross profit per wholesale unit of $1,015, up $54 per unit
◦Extended Protection Plans (EPP) margin per retail unit of $573, an increase of $53 per unit
◦Service margin growth of $60 per retail unit

•Bought 270,000 vehicles from consumers and dealers, an increase of 7.9%
◦237,000 vehicles were purchased from consumers, up 4.1%
◦33,000 vehicles were purchased through dealers, up 46.7%

•SG&A of $575.8 million increased 2.8%. Ongoing cost management efforts supported strong leverage in SG&A as a percent of gross profit.

•CarMax Auto Finance (CAF) income of $159.9 million, an increase of 7.6%, due to growth in CAF’s net interest margin percentage and average managed receivables. The provision for loan losses reflected performance largely in line with expectations set at the end of this year’s second quarter.

•Net earnings per diluted share of $0.81 increased 55.8% from $0.52 a year ago.

•Repurchased $114.8 million in shares of common stock in the third quarter of fiscal year 2025.

(1) Comparisons to the prior year’s third quarter unless otherwise stated

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CarMax, Inc.

CEO Commentary:

“I am pleased with the positive momentum that we are driving across our diversified business model. Our solid execution and a more stable environment for vehicle valuations enabled us to deliver robust EPS growth driven by increases in unit sales and buys, solid margins, growth in CAF income, and ongoing management of SG&A,” said Bill Nash, president and chief executive officer. “Our associates and our best-in-class omni-channel experiences are key differentiators that enable our success. We are excited to leverage the capabilities we have built to drive growth as we access the largest total addressable market within our industry.”

Third Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 320,256, an increase of 5.8% from the prior year’s third quarter.

Total retail used vehicle unit sales increased 5.4% to 184,243 compared to the prior year’s third quarter. Comparable store used unit sales increased 4.3% from the prior year’s third quarter. Total retail used vehicle revenues increased 1.2% compared with the prior year’s third quarter, driven by the increase in retail used units sold, partially offset by the decrease in average retail selling price, which declined approximately $1,100 per unit or 3.9%.

Total wholesale vehicle unit sales increased 6.3% to 136,013 versus the prior year’s third quarter. Total wholesale revenues increased 0.3% compared with the prior year’s third quarter, driven by the increase in wholesale units sold, partially offset by the decrease in the average wholesale selling price of approximately $500 per unit or 5.7%.

We bought 270,000 vehicles from consumers and dealers, up 7.9% compared to last year’s third quarter. Of these vehicles, 237,000 were bought from consumers and 33,000 were bought through dealers, an increase of 4.1% and 46.7%, respectively, from last year’s third quarter.

Other sales and revenues increased by 9.7% compared with the third quarter of fiscal 2024, representing an increase of $14.6 million, primarily reflecting an increase in EPP revenues resulting from stronger margins.

Online retail sales(2) accounted for 15% of retail unit sales, compared to 14% in the third quarter of last year. Revenue from online transactions(3), including retail and wholesale unit sales, was $2.0 billion, or approximately 32% of net revenues, up from 31% in last year’s third quarter.

Gross Profit. Total gross profit was $677.6 million, up 10.6% versus last year’s third quarter. Retail used vehicle gross profit increased 6.8% and retail gross profit per used unit was $2,306, in line with last year’s third quarter.

Wholesale vehicle gross profit increased 12.3% versus the prior year’s third quarter. Gross profit per unit increased $54 from the prior year’s third quarter to $1,015.

Other gross profit increased 24.6% primarily reflecting growth in EPP revenues resulting from stronger margins as well as service gross profit driven by cost coverage measures, increased efficiencies, and positive retail unit growth.

SG&A. Compared with the third quarter of fiscal 2024, SG&A expenses increased 2.8% or $15.8 million to $575.8 million, primarily driven by an increase in compensation and benefits due to year-over-year corporate bonus accrual dynamics. Partially offsetting this was a decrease in advertising spend due to timing. SG&A as a percent of gross profit decreased 640 basis points to 85.0% in the third quarter compared to 91.4% in the prior year’s third quarter, driven by the growth in gross profit and ongoing cost management efforts in the stores and customer experience centers.

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CarMax, Inc.

CarMax Auto Finance.(4) CAF income increased 7.6% to $159.9 million driven by growth in CAF’s net interest margin percentage and average managed receivables. This quarter’s provision for loan losses was $72.6 million compared to $68.3 million in the prior year’s third quarter.

As of November 30, 2024, the allowance for loan losses of $478.9 million was 2.70% of ending managed receivables, down from 2.82% as of August 31, 2024. The allowance for loan losses was down from 2.92% a year ago, due to the effect of the previously disclosed tightening of CAF’s underwriting standards.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.2% of average managed receivables, up from the prior year’s third quarter but consistent with this year’s second quarter. After the effect of 3-day payoffs, CAF financed 43.1% of units sold in the current quarter, down slightly from 44.0% in the prior year’s third quarter. CAF’s weighted average contract rate was 11.2% in the quarter, down from 11.3% in the third quarter last year.

Share Repurchase Activity. During the third quarter of fiscal year 2025, we repurchased 1.5 million shares of common stock for $114.8 million. As of November 30, 2024, we had $2.04 billion remaining available for repurchase under the outstanding authorization.

Location Openings. During the third quarter of fiscal 2025, we opened one new store location in Alliance, Texas.

(2)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(3)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(4)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2024	2023	Change	2024	2023	Change
Used vehicle sales	$4,888.9	$4,832.1	1.2%	$16,243.4	$16,424.7	(1.1)%
Wholesale vehicle sales	1,168.6	1,165.2	0.3%	3,579.5	4,001.5	(10.5)%
Other sales and revenues:
Extended protection plan revenues	105.5	90.8	16.1%	345.7	303.8	13.8%
Third-party finance income/(fees), net	1.0	(1.2)	183.7%	0.8	(2.4)	133.5%
Advertising & subscription revenues (1)	36.1	36.7	(1.5)%	105.1	101.6	3.5%
Other	23.3	25.0	(6.9)%	75.7	80.2	(5.7)%
Total other sales and revenues	165.9	151.3	9.7%	527.3	483.2	9.1%
Total net sales and operating revenues	$6,223.4	$6,148.5	1.2%	$20,350.3	$20,909.4	(2.7)%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended November 30			Nine Months Ended November 30
	2024	2023	Change	2024	2023	Change
Used vehicles	184,243	174,766	5.4%	606,395	593,515	2.2%
Wholesale vehicles	136,013	127,900	6.3%	425,156	430,785	(1.3)%

Average Selling Prices

	Three Months Ended November 30			Nine Months Ended November 30
	2024	2023	Change	2024	2023	Change
Used vehicles	$26,153	$27,228	(3.9)%	$26,315	$27,331	(3.7)%
Wholesale vehicles	$8,177	$8,674	(5.7)%	$8,012	$8,887	(9.8)%

Vehicle Sales Changes

	Three Months Ended November 30		Nine Months Ended November 30
	2024	2023	2024	2023
Used vehicle units	5.4%	(2.9)%	2.2%	(7.0)%
Used vehicle revenues	1.2%	(7.2)%	(1.1)%	(11.2)%

Wholesale vehicle units	6.3%	7.7%	(1.3)%	(7.3)%
Wholesale vehicle revenues	0.3%	1.1%	(10.5)%	(19.3)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2024	2023	2024	2023
Used vehicle units	4.3%	(4.1)%	1.3%	(8.5)%
Used vehicle revenues	0.5%	(8.3)%	(2.2)%	(12.7)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended November 30		Nine Months Ended November 30
	2024	2023	2024	2023
CAF (2)	45.7%	46.5%	45.2%	46.1%
Tier 2 (3)	17.9%	18.0%	18.1%	18.9%
Tier 3 (4)	6.5%	6.9%	6.9%	6.7%
Other (5)	29.9%	28.6%	29.8%	28.3%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2024	% (1)	2023	% (1)	2024	% (1)	2023	% (1)
Net sales and operating revenues	$6,223.4	100.0	$6,148.5	100.0	$20,350.3	100.0	$20,909.4	100.0
Gross profit	$677.6	10.9	$612.9	10.0	$2,230.0	11.0	$2,127.0	10.2
CarMax Auto Finance income	$159.9	2.6	$148.7	2.4	$422.4	2.1	$421.0	2.0
Selling, general, and administrative expenses	$575.8	9.3	$560.0	9.1	$1,824.9	9.0	$1,705.5	8.2
Interest expense	$25.4	0.4	$31.3	0.5	$83.8	0.4	$93.3	0.4
Earnings before income taxes	$166.5	2.7	$110.6	1.8	$551.0	2.7	$576.1	2.8
Net earnings	$125.4	2.0	$82.0	1.3	$410.7	2.0	$428.9	2.1

(1)Calculated as a percentage of net sales and operating revenues.

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CarMax, Inc.

Gross Profit (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2024	2023	Change	2024	2023	Change
Used vehicle gross profit	$424.8	$397.9	6.8%	$1,399.1	$1,364.6	2.5%
Wholesale vehicle gross profit	138.1	122.9	12.3%	433.1	427.3	1.3%
Other gross profit	114.7	92.1	24.6%	397.8	335.1	18.7%
Total	$677.6	$612.9	10.6%	$2,230.0	$2,127.0	4.8%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended November 30				Nine Months Ended November 30
	2024		2023		2024		2023
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,306	8.7	$2,277	8.2	$2,307	8.6	$2,299	8.3
Wholesale vehicle gross profit per unit	$1,015	11.8	$961	10.5	$1,019	12.1	$992	10.7
Other gross profit per unit	$623	69.2	$527	60.9	$656	75.4	$564	69.3

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended November 30			Nine Months Ended November 30
(In millions)	2024	2023	Change	2024	2023	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$311.8	$286.3	8.9%	$961.1	$922.7	4.2%
Share-based compensation expense	22.3	19.9	11.7%	101.5	86.5	17.3%
Total compensation and benefits (2)	$334.1	$306.2	9.1%	$1,062.6	$1,009.2	5.3%
Occupancy costs	73.5	70.3	4.5%	218.8	204.2	7.1%
Advertising expense	53.8	63.3	(15.0)%	188.6	201.5	(6.4)%
Other overhead costs (3)	114.4	120.2	(4.8)%	354.9	290.6	22.2%
Total SG&A expenses	$575.8	$560.0	2.8%	$1,824.9	$1,705.5	7.0%
SG&A as a % of gross profit	85.0%	91.4%	(6.4)%	81.8%	80.2%	1.6%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, travel, charitable contributions, preopening and relocation costs, and other administrative expenses.

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CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended November 30				Nine Months Ended November 30
(In millions)	2024	% (1)	2023	% (1)	2024	% (1)	2023	% (1)
Interest margin:
Interest and fee income	$469.2	10.6	$426.9	9.8	$1,386.2	10.5	$1,244.3	9.6
Interest expense	(193.2)	(4.3)	(170.2)	(3.9)	(569.2)	(4.3)	(464.8)	(3.6)
Total interest margin	276.0	6.2	256.7	5.9	817.0	6.2	779.5	6.0
Provision for loan losses	(72.6)	(1.6)	(68.3)	(1.6)	(266.4)	(2.0)	(239.0)	(1.8)
Total interest margin after provision for loan losses	203.4	4.6	188.4	4.3	550.6	4.2	540.5	4.2
Total direct expenses	(43.5)	(1.0)	(39.7)	(0.9)	(128.2)	(1.0)	(119.5)	(0.9)
CarMax Auto Finance income	$159.9	3.6	$148.7	3.4	$422.4	3.2	$421.0	3.2

Total average managed receivables	$17,771.7		$17,508.9		$17,683.9		$17,276.0
Net loans originated	$1,942.8		$1,953.4		$6,368.3		$6,491.0
Net penetration rate	43.1%		44.0%		42.8%		43.1%
Weighted average contract rate	11.2%		11.3%		11.3%		11.1%

Ending allowance for loan losses	$478.9		$511.9		$478.9		$511.9

Warehouse facility information:
Ending funded receivables	$3,937.6		$4,529.6		$3,937.6		$4,529.6
Ending unused capacity	$2,162.4		$1,070.4		$2,162.4		$1,070.4

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended November 30			Nine Months Ended November 30
(In millions except per share data)	2024	2023	Change	2024	2023	Change
Net earnings	$125.4	$82.0	53.0%	$410.7	$428.9	(4.3)%
Diluted weighted average shares outstanding	155.3	158.8	(2.2)%	156.5	158.9	(1.5)%
Net earnings per diluted share	$0.81	$0.52	55.8%	$2.62	$2.70	(3.0)%

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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, December 19, 2024. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through April 9, 2025, or via telephone (for approximately one week) by dialing 1-800-839-2456 (or 1-402-220-7216 for international access) and entering the conference ID 3171396.

Fourth Quarter Fiscal 2025 Earnings Release Date

We currently plan to release results for the fourth quarter ending February 28, 2025, on Thursday, April 10, 2025, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in late March 2025.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 29, 2024, CarMax sold approximately 770,000 used vehicles and 550,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated more than $8 billion in receivables during fiscal 2024, adding to its more than $17 billion portfolio. CarMax has over 245 store locations, nearly 30,000 associates, and is proud to have been recognized for 20 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2024 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “enable,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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CarMax, Inc.

•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, fluctuating interest rates and the potential impact of international events.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended November 30				Nine Months Ended November 30
(In thousands except per share data)	2024	%(1)	2023	%(1)	2024	%(1)	2023	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,888,858	78.6	$4,832,077	78.6	$16,243,415	79.8	$16,424,691	78.6
Wholesale vehicle sales	1,168,639	18.8	1,165,204	19.0	3,579,543	17.6	4,001,542	19.1
Other sales and revenues	165,874	2.7	151,257	2.5	527,339	2.6	483,204	2.3
NET SALES AND OPERATING REVENUES	6,223,371	100.0	6,148,538	100.0	20,350,297	100.0	20,909,437	100.0
COST OF SALES:
Used vehicle cost of sales	4,464,016	71.7	4,434,165	72.1	14,844,310	72.9	15,060,045	72.0
Wholesale vehicle cost of sales	1,030,564	16.6	1,042,303	17.0	3,146,465	15.5	3,574,200	17.1
Other cost of sales	51,145	0.8	59,207	1.0	129,514	0.6	148,174	0.7
TOTAL COST OF SALES	5,545,725	89.1	5,535,675	90.0	18,120,289	89.0	18,782,419	89.8
GROSS PROFIT	677,646	10.9	612,863	10.0	2,230,008	11.0	2,127,018	10.2
CARMAX AUTO FINANCE INCOME	159,885	2.6	148,659	2.4	422,435	2.1	421,004	2.0
Selling, general, and administrative expenses	575,764	9.3	559,962	9.1	1,824,904	9.0	1,705,493	8.2
Depreciation and amortization	64,507	1.0	60,623	1.0	190,277	0.9	177,859	0.9
Interest expense	25,418	0.4	31,265	0.5	83,801	0.4	93,316	0.4
Other expense (income)	5,370	0.1	(886)	—	2,505	—	(4,730)	—
Earnings before income taxes	166,472	2.7	110,558	1.8	550,956	2.7	576,084	2.8
Income tax provision	41,031	0.7	28,555	0.5	140,266	0.7	147,148	0.7
NET EARNINGS	$125,441	2.0	$82,003	1.3	$410,690	2.0	$428,936	2.1
WEIGHTED AVERAGE COMMON SHARES:
Basic	154,582		158,446		155,874		158,347
Diluted	155,265		158,799		156,504		158,866
NET EARNINGS PER SHARE:
Basic	$0.81		$0.52		$2.63		$2.71
Diluted	$0.81		$0.52		$2.62		$2.70

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	November 30	February 29	November 30
(In thousands except share data)	2024	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$271,910	$574,142	$605,375
Restricted cash from collections on auto loans receivable	541,153	506,648	483,570
Accounts receivable, net	213,593	221,153	212,406
Inventory	3,665,163	3,678,070	3,638,946
Other current assets	126,817	246,581	169,653
TOTAL CURRENT ASSETS	4,818,636	5,226,594	5,109,950
Auto loans receivable, net	17,412,940	17,011,844	17,081,891
Property and equipment, net	3,799,312	3,665,530	3,623,697
Deferred income taxes	133,258	98,790	121,219
Operating lease assets	504,979	520,717	533,387
Goodwill	141,258	141,258	141,258
Other assets	486,743	532,064	561,848
TOTAL ASSETS	$27,297,126	$27,196,797	$27,173,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$985,891	$933,708	$762,594
Accrued expenses and other current liabilities	456,541	523,971	494,365
Accrued income taxes	69,816	—	10,581
Current portion of operating lease liabilities	60,338	57,161	56,410
Current portion of long-term debt	15,020	313,282	312,744
Current portion of non-recourse notes payable	509,686	484,167	446,544
TOTAL CURRENT LIABILITIES	2,097,292	2,312,289	2,083,238
Long-term debt, excluding current portion	1,589,454	1,602,355	1,605,638
Non-recourse notes payable, excluding current portion	16,559,771	16,357,301	16,558,053
Operating lease liabilities, excluding current portion	481,344	496,210	509,141
Other liabilities	358,055	354,902	372,815
TOTAL LIABILITIES	21,085,916	21,123,057	21,128,885

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 153,908,030 and 157,611,939 shares issued and outstanding as of November 30, 2024 and February 29, 2024, respectively	76,954	78,806	79,011
Capital in excess of par value	1,853,489	1,808,746	1,786,924
Accumulated other comprehensive income	14,827	59,279	60,667
Retained earnings	4,265,940	4,126,909	4,117,763
TOTAL SHAREHOLDERS’ EQUITY	6,211,210	6,073,740	6,044,365
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,297,126	$27,196,797	$27,173,250

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended November 30
(In thousands)	2024	2023
OPERATING ACTIVITIES:
Net earnings	$410,690	$428,936
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	217,332	193,528
Share-based compensation expense	107,121	90,479
Provision for loan losses	266,406	238,952
Provision for cancellation reserves	75,007	62,587
Deferred income tax benefit	(19,961)	(28,290)
Other	6,186	8,534
Net decrease (increase) in:
Accounts receivable, net	19,872	86,377
Inventory	12,907	87,196
Other current assets	127,978	91,793
Auto loans receivable, net	(667,502)	(979,052)
Other assets	(13,936)	(8,775)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	6,695	(60,365)
Other liabilities	(70,733)	(62,921)
NET CASH PROVIDED BY OPERATING ACTIVITIES	478,062	148,979
INVESTING ACTIVITIES:
Capital expenditures	(340,322)	(355,442)
Proceeds from disposal of property and equipment	153	1,299
Purchases of investments	(9,478)	(4,641)
Sales and returns of investments	1,722	1,562
NET CASH USED IN INVESTING ACTIVITIES	(347,925)	(357,222)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	34,400	134,600
Payments on long-term debt	(344,231)	(242,989)
Cash paid for debt issuance costs	(16,861)	(15,576)
Payments on finance lease obligations	(13,146)	(12,177)
Issuances of non-recourse notes payable	9,721,000	9,099,929
Payments on non-recourse notes payable	(9,491,659)	(8,430,615)
Repurchase and retirement of common stock	(329,581)	(44,287)
Equity issuances	35,367	28,430
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(404,711)	517,315
(Decrease) increase in cash, cash equivalents, and restricted cash	(274,574)	309,072
Cash, cash equivalents, and restricted cash at beginning of year	1,250,410	951,004
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$975,836	$1,260,076

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